IBJ Schroder Bank & Trust Company
      New York, New York 10004


       Notice to Brokers, et al. Regarding the Offer to Purchase for Cash:

                Up to $30,000,000 Principal Amount of Outstanding
                        8.40% Subordinated Notes Due 1993
                                       of
                          American Capital Corporation
               At a Price of $100 Flat per $1000 Principal Amount,

                                       And

               Up to 1,950,000 Outstanding Shares of Common Stock
                                       of
                       TransCapital Financial Corporation
                        At a Price of $1.00 Net per Share

                                       By
           Alliance Standard II L.L.C. and Alliance Standard II Corp.

--------------------------------------------------------------------------------

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 13, 1998,
                          UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------




To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

         We have been appointed to act as Depositary in connection with the offer by Alliance Standard II L.L.C. and Alliance Standard II Corp. (collectively, the "Purchasers"), to purchase the notes issued by American Capital Corporation, a Florida corporation ("ACC") and common stock of TransCapital Financial Corporation, a Delaware corporation ("TFC," and, collectively with ACC, the "Companies"), in the amounts and at the prices set forth above, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase for Cash, dated January 12, 1998, as supplemented as of February 4, 1998 (the "Offer to Purchase"), and in the related Letters of Transmittal (which collectively constitute the "Offer").

         The Purchasers have withdrawn their offer to purchase up to 1,100,000 outstanding shares of $3.75 Series A Preferred Stock of ACC.

         We enclose copies of the following documents:

               1. The Offer to Purchase dated January 12, 1998, and the supplement thereto dated February 4, 1998;

               2. Two color-coded forms of revised Letter of Transmittal to be used by holders of the ACC Notes and TFC Common Shares in accepting the Offer, as follows:


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




                        Peach  --   The Notes issued by ACC.
                        Buff   --   The Common Shares issued by TFC.

               3. A printed form of letter which you may send to your clients for whose accounts you hold ACC Notes or TFC Common Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

               4. Two color-coded forms of Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing the ACC Notes and TFC Common Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase), as follows:

                         Gray   --   The Notes issued by ACC.
                         Cream  --   The Common Shares issued by TFC.

               5. Guidelines of the Internal Revenue Service for certification of Taxpayer Identification Number on Substitute Form W-9; and

               6. A return envelope addressed to the Depositary.

          Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, February 13, 1998, unless extended.

          The Offer is conditioned upon, among other things, the absence (immediately prior to the Expiration Date) of any pending or threatened legal actions or proceedings that would, in the absolute judgment of the Purchasers, prohibit the Offer or have a material adverse effect on the assets, business or prospects of the Companies or the outcome of the Action (as defined in the Offer).

          In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any signature guarantees or other required documents should be sent to the Depositary, and certificates representing the tendered Notes or Common Shares, as applicable, should be delivered to the Depositary, all in accordance with the instructions set forth in the Letters of Transmittal and the Offer to Purchase. Signature guarantees re required for all signatures on tenders of Notes or Common Shares in physical form.

          If holders of Notes or Common Shares wish to tender, but it is impracticable for them to forward their certificates prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in "Section 2, Procedures for Tendering Notes and Shares" in the Offer to Purchase.

          The Purchasers will pay soliciting dealer's fees of $2.00 per $1,000 principal amount of Notes and $0.10 per TFC Common Share to brokers, dealers and other persons for soliciting tenders of Notes and Shares from their clients pursuant to the Offer, provided, however, that no such fees will be paid with respect to Shares beneficially owned by such brokers, dealers and other persons. The Purchasers will reimburse you for customary mailing


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


and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchasers will pay or cause to be paid any transfer taxes payable on the transfer of Notes or Common Shares to it, except as otherwise provided in Instruction 6 of the Letters of Transmittal.

          Additional copies of the enclosed materials may be obtained from MacKenzie Partners, Inc., the Information Agent.

          Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

                                             Very truly yours,

                                             IBJ SCHRODER BANK & TRUST COMPANY


                           ---------------------------


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE DEPOSITARY, THE PURCHASERS, ANY AFFILIATES OF THE PURCHASERS, OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.


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